ENERGY TRANSFER REPORTS THIRD QUARTER 2025 RESULTS
Dallas – November 5, 2025 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended September 30, 2025.
Energy Transfer reported net income attributable to partners for the three months ended September 30, 2025 of $1.02 billion compared to $1.18 billion for the three months ended September 30, 2024. For the three months ended September 30, 2025, net income per common unit (basic) was $0.28.
Adjusted EBITDA for the three months ended September 30, 2025 was $3.84 billion compared to $3.96 billion for the three months ended September 30, 2024.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2025 was $1.90 billion compared to $1.99 billion for the three months ended September 30, 2024.
The decreases in Adjusted EBITDA and Distributable Cash Flow attributable to partners, as adjusted, were driven by the impact of several one-time items during the third quarter of 2025.
Growth capital expenditures in the third quarter of 2025 were $1.14 billion, while maintenance capital expenditures were $293 million.
Operational Highlights
•Energy Transfer’s volumes continued to grow during the third quarter of 2025 compared to the third quarter of 2024.
◦NGL and refined products terminal volumes were up 10%, setting a new Partnership record.
◦NGL transportation volumes were up 11%, setting a new Partnership record.
◦NGL exports were up 13%, setting a new Partnership record.
◦Interstate natural gas transportation volumes were up 8%.
◦Intrastate natural gas transportation volumes were up 5%.
◦Midstream gathered volumes were up 3%, setting a new Partnership record.
•In November 2025, Energy Transfer announced plans to construct a new 250 MMcf/d processing plant and related facilities in the Midland Basin. Mustang Draw II is expected to be in service in the fourth quarter of 2026.
•In September 2025, Energy Transfer executed agreements to expand its Price River Terminal in Utah which will double its export capacity of American Premium Uinta (“APU”) oil. The project includes new railcar loading facilities, a new heated storage tank with approximately 120,000 barrels of capacity and two additional 6,000-foot storage unit tracks.
•Energy Transfer is also currently commissioning the third of eight, 10-megawatt natural-gas fired electric generation facilities in West Texas.
Strategic Highlights
•Energy Transfer has now executed multiple agreements with Oracle, including previously announced agreements, to supply natural gas to three U.S. data centers, two of which are in Texas. Under these long-term agreements, Energy Transfer will deliver approximately 900 MMcf per day of natural gas. Supply for these agreements is expected to be sourced from our extensive intrastate pipeline network, and construction of a new pipeline lateral from Hugh Brinson and our North Texas pipeline is already underway.
•Energy Transfer recently entered into a 20-year binding agreement with Entergy Louisiana to initially provide 250,000 MMBtu per day of firm transportation service to fuel their facilities in Richland Parish, Louisiana, subject to limited conditions precedent. The agreement would begin in December 2028 and includes an option for Entergy to expand the capacity in the future.

•In August 2025, in support of customer demand for additional reliable natural gas service, the Partnership announced construction of a new natural gas storage cavern at its Bethel natural gas storage facility, located near Dallas-Fort Worth. The project will double the facility’s natural gas working storage capacity to more than 12 Bcf and is expected to be in service in late 2028.
Financial Highlights
•In October 2025, Energy Transfer announced a quarterly cash distribution of $0.3325 per common unit ($1.33 annualized) for the quarter ended September 30, 2025, which is an increase of more than 3% compared to the third quarter of 2024.
•As of September 30, 2025, the Partnership’s revolving credit facility had an aggregate $3.44 billion of available borrowing capacity.
•The Partnership now expects to be slightly below the lower end of its previously stated Adjusted EBITDA guidance range of $16.1 billion to $16.5 billion. The Partnership expects its 2025 growth capital expenditures to be approximately $4.6 billion.
•In support of the significant strategic growth opportunities, Energy Transfer expects to invest approximately $5 billion of growth capital in 2026. The majority of this capital is expected to be spent on natural gas-directed projects, which will further enhance the Partnership’s leading infrastructure business in Texas and throughout the U.S.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single business segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2025. In addition, Energy Transfer generates approximately 40% of its Adjusted EBITDA from natural gas-related assets. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, November 5, 2025 to discuss its third quarter 2025 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 140,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units (representing approximately 15% of the aggregate outstanding common and Class D units) of Sunoco LP (NYSE: SUN), and the general partner interests and 46.5 million common units (representing approximately 38% of the outstanding common units) of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating across 32 countries and territories in North America, the Greater Caribbean, and Europe. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 160 terminals. This critical infrastructure complements SUN's fuel distribution operations, which distribute over 15 billions annually to approximately 11,000 Sunoco and partner-branded locations, as well as independent dealers and commercial customers. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, and impact current projections, including capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets	$17,442	$14,202

Property, plant and equipment, net	96,029	95,212

Investments in unconsolidated affiliates	3,269	3,266
Lease right-of-use assets, net	880	809
Other non-current assets, net	2,148	2,017
Intangible assets, net	5,660	5,971
Goodwill	3,903	3,903
Total assets	$129,331	$125,380
LIABILITIES AND EQUITY
Current liabilities	$12,410	$12,656

Long-term debt, less current maturities	63,096	59,752
Non-current operating lease liabilities	803	730
Deferred income taxes	4,263	4,190
Other non-current liabilities	1,615	1,618

Commitments and contingencies
Redeemable noncontrolling interests	1,800	417

Equity:
Limited Partners:
Preferred Unitholders	3,388	3,852
Common Unitholders	31,223	31,195
General Partner	(2)	(2)
Accumulated other comprehensive income	68	73
Total partners’ capital	34,677	35,118
Noncontrolling interests	10,667	10,899
Total equity	45,344	46,017
Total liabilities and equity	$129,331	$125,380

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES	$19,954	$20,772	$60,216	$63,130
COSTS AND EXPENSES:
Cost of products sold	14,562	15,612	44,079	47,818
Operating expenses	1,532	1,358	4,174	3,723
Depreciation, depletion and amortization	1,440	1,324	4,191	3,791
Selling, general and administrative	268	297	813	889
Impairment losses	1	—	8	50
Total costs and expenses	17,803	18,591	53,265	56,271
OPERATING INCOME	2,151	2,181	6,951	6,859
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(890)	(828)	(2,564)	(2,318)
Equity in earnings of unconsolidated affiliates	116	102	313	285
Losses on extinguishments of debt	(12)	—	(31)	(11)
Gain (loss) on interest rate derivative	—	(6)	—	6
Gain on sale of Sunoco LP West Texas assets	—	—	—	598
Other, net	14	74	8	104
INCOME BEFORE INCOME TAX EXPENSE	1,379	1,523	4,677	5,523
Income tax expense	87	89	207	405
NET INCOME	1,292	1,434	4,470	5,118
Less: Net income attributable to noncontrolling interests	259	238	918	1,337
Less: Net income attributable to redeemable noncontrolling interests	14	13	47	44
NET INCOME ATTRIBUTABLE TO PARTNERS	1,019	1,183	3,505	3,737
General Partner’s interest in net income	1	1	3	3
Preferred Unitholders’ interest in net income	59	67	189	294
Loss on redemption of preferred units	—	—	8	54
Common Unitholders’ interest in net income	$959	$1,115	$3,305	$3,386
NET INCOME PER COMMON UNIT:
Basic	$0.28	$0.33	$0.96	$1.00
Diluted	$0.28	$0.32	$0.96	$0.99
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,433.0	3,415.2	3,432.2	3,384.9
Diluted	3,456.1	3,441.2	3,456.1	3,410.7

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,292	$1,434	$4,470	$5,118
Depreciation, depletion and amortization	1,440	1,324	4,191	3,791
Interest expense, net of interest capitalized	890	828	2,564	2,318
Income tax expense	87	89	207	405
Impairment losses	1	—	8	50
(Gain) loss on interest rate derivative	—	6	—	(6)
Non-cash compensation expense	40	37	110	113
Unrealized (gains) losses on commodity risk management activities	(1)	(53)	(32)	50
Inventory valuation adjustments (Sunoco LP)	(10)	197	(31)	99
Losses on extinguishments of debt	12	—	31	11
Adjusted EBITDA related to unconsolidated affiliates	193	181	542	522
Equity in earnings of unconsolidated affiliates	(116)	(102)	(313)	(285)
Gain on sale of Sunoco LP West Texas assets	—	—	—	(598)
Other, net	10	18	55	11
Adjusted EBITDA (consolidated)	3,838	3,959	11,802	11,599
Adjusted EBITDA related to unconsolidated affiliates(b)	(193)	(181)	(542)	(522)
Distributable cash flow from unconsolidated affiliates(b)	128	127	368	373
Interest expense, net of interest capitalized	(890)	(828)	(2,564)	(2,318)
Preferred unitholders’ distributions	(61)	(72)	(198)	(290)
Current income tax expense	(27)	20	(139)	(241)
Transaction-related income taxes(c)	—	(18)	—	181
Maintenance capital expenditures	(347)	(392)	(854)	(785)
Other, net	27	16	62	72
Distributable Cash Flow (consolidated)	2,475	2,631	7,935	8,069
Distributable Cash Flow attributable to Sunoco LP	(320)	(290)	(920)	(647)
Distributions from Sunoco LP	68	60	199	182
Distributable Cash Flow attributable to USAC (100%)	(103)	(87)	(282)	(259)
Distributions from USAC	25	25	73	73
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(251)	(364)	(848)	(1,052)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,894	1,975	6,157	6,366
Transaction-related adjustments	1	15	4	19
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,895	$1,990	$6,161	$6,385
Distributions to partners:
Limited Partners	$1,141	$1,104	$3,398	$3,269
General Partner	1	1	3	3
Total distributions to be paid to partners	$1,142	$1,105	$3,401	$3,272
Common Units outstanding – end of period	3,433.4	3,423.7	3,433.4	3,423.7

(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the ET-S Permian and J.C. Nolan joint ventures, which amounts are eliminated in the Energy Transfer consolidation.
(c)For the three and nine months ended September 30, 2024, the amount reflected for transaction-related income taxes reflects current income tax expense recognized by Sunoco LP in connection with its April 2024 sale of convenience stores in West Texas, New Mexico and Oklahoma.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2025	2024
Segment Adjusted EBITDA:
Intrastate transportation and storage	$230	$329
Interstate transportation and storage	431	460
Midstream	751	816
NGL and refined products transportation and services	1,054	1,012
Crude oil transportation and services	746	768
Investment in Sunoco LP	489	456
Investment in USAC	160	146
All other	(23)	(28)
Adjusted EBITDA (consolidated)	$3,838	$3,959
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2025	2024
Natural gas transported (BBtu/d)	13,861	13,214
Revenues	$869	$678
Cost of products sold	546	272
Segment margin	323	406
Unrealized gains on commodity risk management activities	(16)	(11)
Operating expenses, excluding non-cash compensation expense	(72)	(61)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(11)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	1	—
Segment Adjusted EBITDA	$230	$329
Transported volumes of gas on our Texas intrastate pipelines increased primarily due to more third-party transportation.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impact of the following:
•a decrease of $101 million in realized natural gas sales and other primarily due to lower optimization volumes with shifts to long-term third-party contracts from the Permian and narrower price spreads; and
•an increase of $11 million in operating expenses primarily due to increases in ad valorem taxes and maintenance project costs; partially offset by
•an increase of $10 million in transportation fees primarily due to the volume shift to long-term third party contracts from our optimization group on our Texas system; and
•an increase of $4 million in retained fuel margin primarily due to higher gas prices.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2025	2024
Natural gas transported (BBtu/d)	18,013	16,616
Natural gas sold (BBtu/d)	43	39
Revenues	$603	$575
Cost of products sold	3	3
Segment margin	600	572
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(271)	(203)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(29)	(34)
Adjusted EBITDA related to unconsolidated affiliates	129	125
Other	2	—
Segment Adjusted EBITDA	$431	$460
Transported volumes increased primarily due to more capacity sold and higher utilization on several of our systems due to increased demand.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impact of the following:
•an increase of $68 million in operating expenses primarily due to a $43 million increase related to the resolution of a prior period ad valorem tax obligation on our Rover system, an $11 million increase in transportation expense and an aggregate

$15 million increase in other items, primarily including ad valorem taxes, maintenance projects and revaluation of system gas; partially offset by
•an increase of $28 million in segment margin primarily due to a $25 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes and a $6 million increase in operational gas sales. These increases were partially offset by a $4 million decrease in interruptible usage and parking revenue.
Midstream

	Three Months Ended September 30,
	2025	2024
Gathered volumes (BBtu/d)	21,581	21,027
NGLs produced (MBbls/d)	1,149	1,094
Equity NGLs (MBbls/d)	67	65
Revenues	$2,992	$2,758
Cost of products sold	1,746	1,551
Segment margin	1,246	1,207
Operating expenses, excluding non-cash compensation expense	(459)	(411)
Selling, general and administrative expenses, excluding non-cash compensation expense	(48)	(57)
Adjusted EBITDA related to unconsolidated affiliates	11	6
Other	1	71
Segment Adjusted EBITDA	$751	$816
Gathered volumes increased primarily due to newly acquired assets, as well as additional and upgraded plants in the Permian region, partially offset by lower dry gas gathering in the Northeast and Ark-La-Tex regions. NGL production increased primarily due to recently acquired assets and increased Permian plant utilization.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impact of the following:
•a decrease of $70 million in other income due to the recognition of proceeds from a business interruption claim in September 2024;
•an increase of $48 million in operating expenses primarily due to recently acquired assets and assets placed in service, as well as the impact of certain estimates recorded in the prior period which were subsequently adjusted. The increase also included a $9 million increase in ad valorem taxes and a $6 million increase related to increased volumes and repairs in the Permian region; and
•a decrease of $2 million in segment margin due to lower dry gas volumes in the Northeast and Ark-La-Tex regions; partially offset by
•an increase of $34 million in segment margin primarily due to recently acquired assets and higher volumes in the Permian region;
•an increase of $7 million in segment margin due to higher natural gas prices of $32 million, partially offset by lower NGL prices of $25 million;
•a decrease of $9 million in selling, general and administrative expenses due to a $3 million decrease resulting from one-time expenses in the prior period, as well as a $3 million decrease in legal fees and a $2 million decrease in insurance expenses; and
•an increase of $5 million in Adjusted EBITDA related to unconsolidated affiliates due to the one-time recognition of fee credits associated with a contract restructuring.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2025	2024
NGL transportation volumes (MBbls/d)	2,487	2,237
Refined products transportation volumes (MBbls/d)	601	574
NGL and refined products terminal volumes (MBbls/d)	1,660	1,505
NGL fractionation volumes (MBbls/d)	1,123	1,152
Revenues	$5,853	$5,853
Cost of products sold	4,493	4,527
Segment margin	1,360	1,326
Unrealized gains on commodity risk management activities	(4)	(64)
Operating expenses, excluding non-cash compensation expense	(294)	(243)
Selling, general and administrative expenses, excluding non-cash compensation expense	(41)	(42)
Adjusted EBITDA related to unconsolidated affiliates	33	35
Segment Adjusted EBITDA	$1,054	$1,012
NGL transportation volumes increased primarily due to higher volumes from the Permian region. Also, fractionated volumes were slightly lower due to maintenance at our Mont Belvieu fractionation complex in the current period.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impact of the following:
•an increase of $92 million in transportation margin primarily due to higher throughput and contractual rate escalations on our Mariner East and our Gulf Coast pipeline systems; and
•an increase of $11 million in terminal services margin primarily due to a $6 million increase in fees from loading volumes for export at our Nederland and Marcus Hook terminals and a $5 million increase from higher throughput and storage at our refined product terminals; partially offset by
•an increase of $51 million in operating expenses primarily due to $17 million in one-time investigation and remediation costs, a $19 million increase in costs driven by higher volumes across our NGL system, a $6 million increase from the timing of project related expenses, a $4 million increase in ad valorem taxes on assets placed in service and a $4 million increase in employee costs;
•a decrease of $9 million in fractionators and refinery services margin primarily due to lower throughput due to more downtime; and
•a decrease of $3 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to the timing of the gains from the optimization of hedged NGL and refined product inventories.

Crude Oil Transportation and Services

	Three Months Ended September 30,
	2025	2024
Crude oil transportation volumes (MBbls/d)	7,023	7,025
Crude oil terminal volumes (MBbls/d)	3,195	3,533
Revenues	$6,043	$7,309
Cost of products sold	5,047	6,297
Segment margin	996	1,012
Unrealized losses on commodity risk management activities	18	20
Operating expenses, excluding non-cash compensation expense	(243)	(231)
Selling, general and administrative expenses, excluding non-cash compensation expense	(36)	(39)
Adjusted EBITDA related to unconsolidated affiliates	11	6
Segment Adjusted EBITDA	$746	$768
Crude oil transportation volumes were consistent due to continued growth on our Texas pipeline system, gathering systems and from the ET-S Permian joint venture with Sunoco LP, partially offset by lower volumes on our Bakken Pipeline. Volumes on our Bayou Bridge system were also lower due to higher Gulf Coast refinery maintenance. Crude terminal volumes were lower primarily due to Gulf Coast refinery maintenance and lower volumes received from our Bakken Pipeline system.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impact of the following:
•a decrease of $18 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) due to decreased transportation revenue, primarily from our Bakken Pipeline and Bayou Bridge systems; and
•an increase of $12 million in operating expenses primarily due to a $4 million increase in maintenance project costs, a $4 million increase in materials costs, a $3 million increase in ad valorem taxes and a $3 million increase in employee costs due to higher headcount; partially offset by
•a decrease of $3 million in selling, general and administrative expenses primarily due to lower insurance expenses.
Investment in Sunoco LP

	Three Months Ended September 30,
	2025	2024
Revenues	$6,032	$5,751
Cost of products sold	5,386	5,327
Segment margin	646	424
Unrealized losses on commodity risk management activities	15	1
Operating expenses, excluding non-cash compensation expense	(180)	(168)
Selling, general and administrative expenses, excluding non-cash compensation expense	(47)	(52)
Adjusted EBITDA related to unconsolidated affiliates	58	47
Inventory fair value adjustments	(10)	197
Other, net	7	7
Segment Adjusted EBITDA	$489	$456
The investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impact of the following:
•an increase of $29 million in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) primarily due to increased fuel volumes and increased margin from transmix and blending activities;

•an increase of $11 million in Adjusted EBITDA related to unconsolidated affiliates related to ET-S Permian; and
•a decrease of $5 million in selling, general and administrative expenses, excluding non-cash compensation expense, primarily due to one-time NuStar acquisition costs incurred in 2024; partially offset by
•an increase of $12 million in operating expenses, excluding non-cash compensation expenses, due to an increase in operating expenses from the timing of the acquisitions of NuStar and Zenith European terminals.
Investment in USAC

	Three Months Ended September 30,
	2025	2024
Revenues	$251	$240
Cost of products sold	34	38
Segment margin	217	202
Operating expenses, excluding non-cash compensation expense	(43)	(43)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(13)
Segment Adjusted EBITDA	$160	$146
The investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased due to an increase in segment margin primarily due to higher market-based and CPI-based rates.
All Other

	Three Months Ended September 30,
	2025	2024
Revenues	$923	$379
Cost of products sold	895	369
Segment margin	28	10
Unrealized (gains) losses on commodity risk management activities	(13)	1
Operating expenses, excluding non-cash compensation expense	(17)	(20)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(23)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Other and eliminations	(12)	2
Segment Adjusted EBITDA	$(23)	$(28)
Segment Adjusted EBITDA. For the three months ended September 30, 2025 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impact of the following:
•an increase of $8 million due to lower acquisition-related expenses;
•an increase of $7 million in lease income on recently acquired assets; and
•an increase of $5 million in our dual drive compression business due to higher service fee revenue; partially offset by
•a decrease of $11 million due to an increase in the intersegment elimination from increased earnings of Sunoco LP’s 32.5% share of ET-S Permian, which is consolidated in our crude oil transportation and services segment and reflected as an unconsolidated affiliate in our investment in Sunoco LP segment; and
•a decrease of $4 million from our compressor packaging business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2025	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$3,436	April 11, 2029

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2025	2024
Equity in earnings of unconsolidated affiliates:
Citrus	$41	$41
MEP	19	16
White Cliffs	5	4
Explorer	8	11
SESH	14	12
Other	29	18
Total equity in earnings of unconsolidated affiliates	$116	$102

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$88	$89
MEP	28	25
White Cliffs	10	9
Explorer	12	17
SESH	15	13
Other	40	28
Total Adjusted EBITDA related to unconsolidated affiliates	$193	$181

Distributions received from unconsolidated affiliates:
Citrus	$10	$—
MEP	26	16
White Cliffs	9	9
Explorer	8	11
SESH	15	15
Other	24	20
Total distributions received from unconsolidated affiliates	$92	$71

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded, as well as Sunoco LP’s 32.5% interest in the ET-S Permian joint venture.

	Three Months Ended September 30,
	2025	2024
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$544	$764
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	275	400

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$501	$745
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	250	381
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.